EXHIBIT 8.1

PRINCIPAL SUBSIDIARIES OF RETALIX LTD.

Subsidiary	Country of Residence	Business Name
Retalix Holdings Inc.	United States	Retalix USA Holdings
Retalix USA Inc.	United States	Retalix USA
Retail Control Systems Inc.	United States	Retalix USA, Pittsburgh
BASS Inc.	United States	Retalix USA, Dayton
StoreNext Retail Technology LLC	United States	StoreNext USA
OMI International Inc.	United States	OMI
Palm Point Ltd.	Israel	Palm Point
Tamar Industries M. R. Electronic (1985) Ltd.	Israel	Tamar
StoreAlliance.com, Ltd.	Israel	StoreAlliance
StoreNext Ltd.	Israel	StoreNext Israel
TradaNet Electronic Commerce Services Ltd.	Israel	Tradanet
IREX - Israel Retail Exchange Ltd.	Israel	IREX
DemanDX Ltd.	Israel	DemanDX
Cell-Time Ltd.	Israel	Cell-Time
Retail College StoreNext Ltd.	Israel	Retail College StoreNext
P.O.S. (Restaurant Solutions) Ltd.	Israel	PRS
Kohav Orion Advertising and Information Ltd.	Israel	Orion
Retalix (UK) Limited	United Kingdom	Retalix (UK)
UNIT S.p.A	Italy	Retalix Italia
Retalix France SARL	France	Retalix France
Retalix Australia PTY Ltd.	Australia	Retalix Australia
Retalix SA PTY Ltd.	South Africa	Retalix SA